DEFINED CONTRIBUTION RETIREMENT PLAN

This Camden National Corporation Second Amended and Restated Defined Contribution Retirement Plan (the “Plan”), effective as of January 30, 2018 is an amendment and restatement of the Camden National Corporation Amended and Restated Defined Contribution Retirement Plan, effective as of February 26, 2013 (as that plan was amended on March 9, 2015), which, in turn was an amendment and restatement of the Camden National Corporation Defined Contribution Retirement Plan, originally effective January 1, 2008. The Plan is maintained for the benefit of a select group of management employees of the Company and its participating Subsidiaries, in order to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA and is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. This Plan is a component plan of the Camden National Corporation 2012 Equity and Incentive Plan (the “2012 Incentive Plan”). Except as specifically provided herein, this Plan shall be subject to and governed by all the terms and conditions of the 2012 Incentive Plan, including the powers of the Committee set forth in Section 2(b) of the 2012 Incentive Plan. Capitalized terms in this Plan shall have the meaning specified in the 2012 Incentive Plan, unless a different meaning is specified herein.
SECTION 1: DEFINITIONS
These words and phrases shall have these meanings unless a different meaning is plainly required by the context:

1.1	“Beneficiary” shall mean the person or persons entitled to receive the balance credited to a Participant’s Account under the Plan upon the death of the Participant, as provided in Section 5.2.

1.2	“Bonus” shall mean the performance-based compensation paid to participants under the Executive Incentive Plan.

1.3	“Change of Control” shall have the meaning provided to such term in the 2012 Incentive Plan.

1.4
“Compensation” shall mean gross salary and Bonus payable before pre-tax deferrals with respect to other benefit plans and deferred compensation arrangements, excluding imputed income and any items of extraordinary compensation determined by the Administrator to be excluded for purposes of this Plan.

1.5	"Disability" shall have the same meaning as provided in the 2012 Incentive Plan for Awards that are determined to be subject to Code Section 409A.

1.6
“Employer” shall mean the Company and each participating Subsidiary. At such times and under such conditions as the Board may direct, one or more other Subsidiary may become participating Subsidiaries or a participating Subsidiary may be withdrawn from the Plan.

1.7
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.8	“Participant” shall mean an Employee who has become a Participant in the Plan pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.2.

1.9	“Participant’s Account” or “Account” shall mean, as to any Participant, the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

1.10	“Plan” shall mean the Camden National Corporation Second Amended and Restated Defined Contribution Retirement Plan, as set forth in this instrument and as hereafter amended from time to time.

1.11	“Plan Year” shall mean the calendar year.

1.12
“Termination of Employment” shall mean a reduction in the services provided by the Participant to the Employer to a level that is 20% or less than the level of services so provided for the 36 months immediately preceding such reduction.

SECTION 2: PARTICIPATION

2.1	Participation. Participation in the Plan by an Employee must be approved by the Committee and will begin as of January 1 of the Plan Year following approval by the Committee.

2.2	Termination of Participation. An Employee who has become a Participant shall remain a Participant until his or her entire Vested Amount (as defined below) is distributed or forfeited, as applicable.
SECTION 3: PARTICIPANT’S ACCOUNT

3.1	At the direction of the Committee, there shall be established and maintained an Account on the books of the Company for each Participant.

3.2
Annually, on March 15 (or the closest business day to March 15), beginning during the first year of participation in the Plan, the Committee will credit each Participant’s Account with an amount equal to ten (10) percent of the Participant’s Compensation in the prior calendar year. This date will be referenced as the Grant Date. For Participants that begin employment with the Company on or after January 1, 2017, a pro rata contribution will be made with respect to the Participant’s first year of employment. For example, if the Participant began employment with the Company on July 1, 2017, the Company would make a contribution on March 15, 2018 equaling ten percent of the Participant’s Compensation for the six months of 2017 in which the Participant was employed with the Company.

3.3
Annual credits to a Participant’s Account, based on the amount in Section 3.2, shall be denominated in Deferred Stock Awards (rounded down to the nearest whole share) based on the fair market value of the Company Stock on the Grant Date.

3.4	Each Participant shall be furnished with periodic statements of his or her Account, at least annually, reflecting the status of his or her interest in the Plan.
SECTION 4: VESTING AND FORFEITURE

4.1
The terms of a Participant’s vesting shall be determined by separate agreement with the Participant, provided, however, that for any employee that is an active Participant as of the date this Plan is adopted, vesting shall occur ratably (rounded to the nearest percent) over the period from the first day of participation until the Participant reaches age 65, at which time the Participant is one hundred (100) percent vested. Each Participant will be furnished with a copy of his or her unique vesting schedule upon approval for participation by the Committee, which will show the Vested Percentage for each anniversary.

4.2
Anything to the contrary in this Plan notwithstanding, the balance in the Account will be immediately forfeited, and all rights of the Participant and his or her beneficiaries hereunder shall become null and void, if the Participant’s employment with the Company is terminated for Cause.

SECTION 5: DISTRIBUTIONS

5.1
No distributions shall be made from the Account of a Participant until the Participant Terminates Employment with the Company, except as provided in Section 10 below. The portion of the Account to be distributed will be equal to the Deferred Stock Awards in the Account times the Vested Percentage from Section 4.1, the result being the Vested Amount. The Vested Amount will be reduced by the amount required to be withheld for income taxes, and the net Vested Amount will be distributed in shares of Company Stock. Amounts contributed to Participants’ accounts prior to 2014 shall be distributed in one lump sum distribution within ninety (90) days of the Termination of Employment, except as provided in Section 5.5 below. For amounts contributed to Participants’ accounts in 2014 and thereafter, a Participant may elect to have the amounts distributed in annual installments over 5, 10 or 15 years.  Such election shall be irrevocably made no later than December 31, 2013, except that, with respect to the first year in which an individual becomes a Participant in this Plan, that Participant shall make his or her election, with respect to future compensation only, within 30 days of becoming a Participant. All shares of Company Stock that are distributed to “insiders” (as that term is defined in the Securities and Exchange Act of 1933) shall be subject to the rules and regulations about the purchase and sale of Company Stock.

a.
In the event the total amount remaining due under the installment payments described in this Section 5.1 becomes less than the IRS limit under section 402(g) of the Code for the year in which the next installment payment is due, the Company may, in its sole discretion, pay to the Participant the entire amount remaining due in a lump sum on or before the due date of the next installment payment.

5.2
If the Participant terminates employment due to death or Disability, the Account will be one hundred (100) percent vested regardless of the actual years of participation in the Plan. The Participant may designate in writing a Beneficiary to receive any distribution which may become payable as the result of the Participant’s death. If no Beneficiary designation is in effect upon the Participant’s death, the Beneficiary shall be the Participant’s estate.

5.3	Effect of a Change of Control. If there is a Change of Control, then, notwithstanding any other provision of this Plan, the following shall occur:

•
A Participant shall be one hundred (100) percent vested in the Participant’s Account if, the Participant incurs a Termination of Employment either (i) by the Company without Cause (as defined below), or (ii) by the participant with Good Reason (as defined below), in each case, either (x) within two (2) years following a Change of Control or (y) within three (3) months prior to a Change of Control, provided a definitive agreement with respect to such Change of Control has been entered into by the parties thereto as of the date of such Termination of Employment, with such accelerated vesting effective as of the date of such Termination of Employment.

•	The Change of Control itself shall not constitute a distributable event, except with respect to a special Plan termination under Section 10.4.
For purposes of this Section 5.3, the following terms shall have the following meanings:
‘Cause’ shall have the meaning provided to such tern in the 2012 Incentive Plan.
‘Good Reason’ shall have the same meaning as in the applicable Participant’s written employment agreement or change of control agreement (or similar agreement). In the absence of such definition, ‘Good Reason’ shall mean (a) a material diminution in the Participant’s annual base salary which shall mean a reduction in the Participant’s salary of at least ten percent (10%); (b) a material diminution in the Participant’s authority, duties, or responsibilities; or (c) any other action or inaction that constitutes a material breach by the Company of the Participant’s employment arrangement. The Participant is required to provide notice to the Company of the condition giving rise to the Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition. The Company shall have thirty (30) days from the date of any notice from the Participant alleging that a Good Reason condition exists, to remedy the Good Reason condition. If the Company fails to remedy the Good Reason condition within thirty (30) days, the Participant may terminate employment for Good Reason, unless the Company disagrees that a Good Reason condition exists.

5.4
If a Participant under the Plan qualifies as a “Specified Employee” as defined in Code Section 409A, and the stock of the Company or any affiliate is publicly traded, no distribution may be made hereunder until six (6) months after the Participant’s separation from service as defined under Code Section 409A (or, if earlier, the date of death of the Participant).

5.5
Notwithstanding any other provision in this Plan to the contrary, no distributions may be made under this Plan prior to the occurrence of a distribution event as defined in Code Section 409A(a)(2), except and to the extent that the Plan may currently allow or hereafter be amended to allow an acceleration of payment under one of the applicable exceptions contained in Treasury Regulation Section 1.409A-3(j)(4).

SECTION 6: BENEFIT CLAIM AND APPEAL PROCEDURES

6.1
Claim for Benefits. The following Claim and Appeal Procedures are intended to satisfy the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims. Any claim for benefits or other rights under the Plan shall be made in writing to the Administrator. If such claim is wholly or partially denied by the Administrator, the Administrator shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

a. The specific reason or reasons for the denial of the claim;
b. A reference to the relevant Plan provisions upon which the denial is based;
c. A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and
d. An explanation of the Plan’s claim review procedure.

6.2
Requests for Review of a Denial of a Claim. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may within ninety (90) days file a written request to the Administrator requesting a review of the denial of the claim. Such review shall include a hearing if deemed necessary by the Administrator. In connection with the claimant’s appeal of the denial of his or her claim, the claimant may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his or her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

6.3
Decision upon Review of a Denial of a Claim. The Administrator shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

a. Include specific reasons for the decision;
b. Be written in a manner calculated to be understood by the claimant; and
c. Contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Administrator shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant.
6.4    Mediation and Litigation of Disputes.

a.
Mediation. If a claimant is not satisfied with the denial of his or her claim under the review procedures of Section 6.3, the claimant and the Company may try to settle the claim in good faith through mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. The parties shall share equally the mediator’s costs and fees, and bear separately their own respective costs of mediation. All mediation shall be conducted at a mutually agreeable convenient location within the State of Maine. Mediation records shall not be admissible in any subsequent litigation and the positions of the parties taken in mediation shall not be binding or taken as any concession, representation or waiver, outside of the mediation process.

b.
Litigation. No litigation may be commenced by or on behalf of a claimant with respect to this Plan until after the claim review and mediation process described in this Section 6 has been exhausted. Judicial review of Administrator action shall be limited to whether the Administrator acted in an arbitrary and capricious manner.

SECTION 7: FUNDING

7.1
Unfunded Plan. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Although the Company may choose to invest a portion of its general assets for purposes of enabling it to make distributions under the Plan, nothing contained in the Plan shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

SECTION 8: MODIFICATION OR TERMINATION OF PLAN

8.1
Right to Amend or Terminate. The Plan may be amended in whole or in part by a written instrument adopted by the Board (or the Board’s designee) at any time. Notice of any material amendment shall be given in writing to each Participant. No amendment shall retroactively decrease either the balance of a Participant’s Account or a Participant’s interest in his or her Account as existing immediately prior to the later of the effective date or adoption date of such amendment. No amendment shall change the time or form of any payment due hereunder unless such change conforms to the requirements of Code Section 409A.

8.2
Company’s Right to Terminate. The Company reserves the sole right to terminate the Plan, in whole or in part, by action of its Board at any time. In the event of any such termination, each affected Participant shall maintain his or her vesting percentage in his or her Plan Accounts determined as of the Plan termination date, and shall be entitled to receive a distribution upon the occurrence of the first Code Section 409A distributable event thereafter. Consequently, the Account of each affected Participant shall be distributed in the manner provided in Section 5 to the extent such Plan termination may be treated as a distributable event under Code Section 409A. Notwithstanding the foregoing, any distributions upon a Plan termination hereunder shall be made in such time and manner, and subject to such other conditions (if any are applicable), as will comply with the termination rules under Treasury Regulation 1.409A-3(j)(4)(ix).

8.3     Special Termination. Notwithstanding any other provisions of the Plan to the contrary, the Plan shall terminate if:
a. It is determined to the satisfaction of the Committee that the Plan no longer qualifies as a “top hat” plan (that is, an unfunded deferred compensation plan designed solely to benefit a select group of management or highly compensated employees) so as to minimize ERISA regulation; or

b. A Change of Control occurs and any resulting successor to the Company does not assume the Plan.

In such event, the Plan shall terminate as of the date of such Committee determination or Change of Control, in which case the Account of each Participant that has not incurred a Termination of Employment prior to such Change of Control shall be one hundred (100) percent vested immediately prior to such termination of the Plan.
If the Plan termination is due to a Change of Control that qualifies as a distributable event under Code Section 409A, then all Participants’ Accounts shall be distributed upon such Change of Control in accordance with Section 5 above as if the Participant had incurred a Termination of Employment on the date of such Change of Control.
For any other special Plan termination under this Section 8.3, no further credits shall be made under the Plan after the date of such Plan termination, and distribution of each Participant’s Account shall be made as of the earliest possible distributable event applicable thereafter under Section 5, except with respect to any Participant whose Account is assumed by or transferred to another top hat plan established or maintained by the Company or any successor or affiliate of the Company.
Notwithstanding the foregoing, any distributions upon a Plan termination hereunder shall be made only at such time and in such manner, and subject to such other conditions (if any are applicable), as will comply with Code Section 409A and regulations thereunder.
SECTION 9: CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICIATION

9.1
As a condition of this Agreement, the Executive hereby covenants and agrees that he or she will abide by the terms of the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement (“Non-Competition Agreement”). If the Executive breaches the Non-Competition Agreement in any way, any and all benefits and awards due to the Executive under the terms of this Agreement shall be void and forfeited. Any benefits previously distributed to the Executive under this Agreement (“Prior Payments”) shall be subject to automatic recoupment, and the Executive shall immediately return Prior Payments to the Company.

SECTION 10: GENERAL PROVISIONS

10.1
Inalienability. In no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

10.2
Rights and Duties. Neither the Employer nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.3
No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, nor any action of the Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employer other than as provided in the Plan. The Employer expressly reserves the right to discharge any Employee at any time.

10.4
Apportionment of Costs and Duties. All acts required of the Employer under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other participating Subsidiaries. Whenever the Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the Board.

10.5	Applicable Law. The provisions of the Plan with the laws of the State of Maine, to the extent not preempted by federal law.

10.6
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.7
Captions. The captions contained in, and the table of contents prefixed to, the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.

10.8
Compliance with Code Section 409A. This Plan constitutes a so-called non-qualified deferred compensation plan as defined in Code Section 409A and is intended to comply with the requirements of Code Section 409A. Any interpretations or administrative action required under this Plan shall be made in a manner so as to continue the qualification of the Plan under Code Section 409A and the Treasury Regulations thereunder.

EXECUTION

IN WITNESS WHEREOF, this Plan, having been first duly adopted by the Board, is hereby executed below by a duly authorized officer of the Company on this DATE, to take effect as of January 30, 2018.

CAMDEN NATIONAL CORPORATION

Dated: January 30, 2018	By: /s/ Gregory A. Dufour
President & CEO

SEEN AND AGREED TO:

_________________________________	____________________________________

Executive	Date